Exhibit 99.1
FOR IMMEDIATE RELEASE:

DATE: June 11, 2024

Investor Relations	Media Relations
CONTACT: Michael Pici	CONTACT: Lori Lecker
PHONE: 412-790-0792	PHONE: 412-248-8224
michael.pici@kennametal.com	lori.lecker@kennametal.com

Kennametal Provides Update on Arkansas Facility Damaged by Tornado

PITTSBURGH, June 11, 2024 — Kennametal Inc. (NYSE: KMT) (“the Company”) announced today that it has resumed operations at its facility in Rogers, AR, following a previous shutdown due to damage from a tornado on May 26.
“The restart of our Rogers facility is a testament to the great teamwork of our local team and the tremendous support and coordination of expert resources across the entire organization,” said Sanjay Chowbey, President and CEO of Kennametal Inc. “Our team worked around the clock to ensure operations could resume safely and we continue to take important steps forward every day to meet customers' expectations.”
The Company continues to assess the financial effects of the storm and is working with its insurance carrier.
As previously announced, the facility was shut down for the Memorial Day weekend when the tornado struck, and no one was injured. The Rogers plant supports the Company’s Infrastructure segment and produces engineered carbide wear components primarily serving the Energy, General Engineering and Earthworks end markets. The facility also produces rods used in the manufacturing of certain round tools for the Company’s Metal Cutting segment.

About Kennametal
With over 80 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace and defense, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 8,700 employees are helping customers in nearly 100 countries stay competitive. Kennametal generated $2.1 billion in revenues in fiscal 2023. Learn more at www.kennametal.com. Follow @Kennametal: Instagram, Facebook, LinkedIn and YouTube.
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